Exhibit 11

Calculation of Net Income (Loss) per Share

	2004						2005

	Three Months Ended			Six Months Ended			Three Months Ended			Six Months Ended
	June 30,			June 30,			June 30,			June 30,

	Net		Per Share	Net		Per Share	Net		Per Share	Net		Per Share
	Income	Shares	Amount	Loss	Shares	Amount	Loss	Shares	Amount	Loss	Shares	Amount

	(In thousands, except per share data)						(In thousands, except per share data)			(In thousands, except per share data)
Basic EPS

Net income (loss) available to common shareholders	$1,314	24,381	$(0.05)	$(240)	24,325	$(0.01)	$(8,140)	24,425	$(0.33)	$(11,862)	24,461	$(0.48)

Effect of Dilutive Securities

Stock option plans		900			—			—			—

Dilutive EPS

Net income (loss) available to common shareholders and assumed conversions	$1,314	25,281	$(0.05)	$(240)	24,325	$(0.01)	$(8,140)	24,425	$(0.33)	$(11,862)	24,461	$(0.48)

NOTE: Options to purchase 5.1 million shares of Class A Common Stock were outstanding during the six months ended June 30, 2004, but were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive. Options to purchase 3.4 million shares of Class A Common Stock were outstanding during the six months ended June 30, 2005, but were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive.

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